Exhibit 10a(iii)

FY13 ANNUAL AWARDS - NON-U.S.

Restricted Stock Unit Award and Agreement

[DATE]

Dear _____________________:

H. J. Heinz Company is pleased to confirm that, effective as of ______, you have been granted an Award of Restricted Stock Units (“RSUs”) in accordance with the terms and conditions of the Third Amended and Restated H. J. Heinz Company Fiscal Year 2003 Stock Incentive Plan (the “Plan”). This Award is also made under and governed by the terms and conditions of this letter agreement (“Agreement”), which shall control in the event of a conflict with the terms and conditions of the Plan. For purposes of this Agreement, the “Company” shall refer to H. J. Heinz Company and its Subsidiaries. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same meanings as the capitalized terms in the Plan, which are hereby incorporated by reference into this Agreement.

1.	RSU Award. You have been awarded a total of ____________ RSUs.

2.
RSU Account. RSUs entitle you to receive a corresponding number of shares of H. J. Heinz Company Common Stock (“Common Stock”) in the future, subject to the conditions and restrictions set forth in this Agreement, including, without limitation, the vesting conditions set forth in Section 3 below. Your RSUs will be credited to a separate account established and maintained by the Company on your behalf or by a third party engaged by the Company for the purpose of implementing, administering, and managing the Plan. Until the Distribution Date (as defined herein), the value of your unvested RSUs is subject to change based on increases or decreases in the market price of the Common Stock. Because the RSUs are not actual shares of Common Stock, you cannot exercise voting rights on them until the Distribution Date.

3.
Vesting. Provided the Management Development & Compensation Committee of the Board of Directors of the Company (the “MDCC”) determines the Company achieves a [INSERT PERFORMANCE GOAL] (hereinafter the “Performance Goal”), you will become vested in the RSUs credited to your account according to the following schedule: _________.

4.	Termination of Employment. The termination of your employment with the Company during the vesting period will have the following effect on your RSUs:

(a)
Retirement. If the termination of your employment with the Company is the result of Retirement, provided that the MDCC determines (either before or after such termination) that the Performance Goal specified in Section 3 is achieved, any RSUs granted hereunder that remain unvested as of your Date of Termination shall continue to vest in accordance with the vesting schedule set forth in Section 3 above, subject to the requirements of Sections 5 and 6 of this Agreement.

(b)
Disability. If the termination of your employment with the Company is the result of Disability, provided that the MDCC determines (either before or after such termination) that the Performance Goal specified in Section 3 is achieved, any RSUs granted hereunder that remain unvested as of your Date of Termination shall continue to vest in accordance with the vesting schedule set forth in Section 3 above, subject to the requirements of Sections 5 and 6 of this Agreement, but in no event later than the last business day of the month of the one year anniversary of your Date of Termination.

(c)
Involuntary Termination without Cause. Except as provided in subsection (e), if the termination of your employment with the Company is the result of involuntary termination without Cause, you shall forfeit on your Date of Termination any RSUs that remain unvested as of that date; provided, however, that if you execute a release of claims against the Company in the form provided by the Company within the applicable timeframe specified in Section 4(g)(2), and the MDCC determines (either before or after such termination) that the Performance Goal specified in Section 3 is achieved, any RSUs granted hereunder that remain unvested as of your Date of Termination shall continue to vest in accordance with the vesting schedule set forth in Section 3 above, subject to the requirements of Sections 5 and 6 of this Agreement, but in no event later than the last business day of the month of the one year anniversary of your Date of Termination.

(d)
Death. In the event that you should die while you are continuing to perform services for the Company or following Retirement, provided that the MDCC determines (either before or after your death) that the Performance Goal specified in Section 3 is achieved, any RSUs that remain unvested as of the date of your death shall continue to vest in accordance with the vesting schedule set forth in Section 3 above, but in no event later than the last business day of the month of the one year anniversary of the date of your death.

(e)
Change in Control. If your employment with the Company is terminated within 24 months following a Change in Control, and your termination is by the Company for reasons other than Cause or by you for Good Reason, the following rules shall apply:

(1)
If the MDCC determines (either before or after such termination) that the Performance Goal specified in Section 3 is achieved, all RSUs that remain unvested as of your Date of Termination shall continue to vest in accordance with the vesting schedule set forth in Section 3 above, but in no event later than the last business day of the month of the one year anniversary of your Date of Termination.

(2)
If subsection (1) does not apply and the Change in Control occurs prior to the completion of the performance period (i.e., during the fiscal year of the grant), a pro rata portion of the RSUs shall continue to vest in accordance with the vesting schedule set forth in Section 3 above, but in no event later than the last business day of the month of the one year anniversary of your Date of Termination. The previous sentence shall apply only if the RSUs have been earned on the basis of achievement of a pro rata portion of the Performance Goal specified in Section 3 relating to the portion of the performance period completed as of the date of the Change in Control, as determined by the MDCC.

(3)	If subsections (1) and (2) do not apply, no further vesting will occur and you will immediately forfeit all of your rights in any RSUs that remain unvested as of your Date of Termination.

(f)
Other Termination. If your employment with the Company terminates for any reason other than as set forth in subsections (a), (b), (c), (d), or (e) above, including without limitation any voluntary termination of employment (other than a Good Reason termination described in subsection (e)) or an involuntary termination for Cause, no further vesting will occur and you will immediately forfeit all of your rights in any RSUs that remain unvested as of your Date of Termination.

(g)	For the avoidance of doubt, the following rules shall apply:

(1)	If you are Retirement-eligible and

(A)	the termination of your employment with the Company is the result of

(i)	Disability,

(ii)	death,

(iii)	involuntary termination for Cause, or

(iv)	termination by the Company for reasons other than Cause or by you for Good Reason within 24 months following a Change in Control (as described in subsection (e)),

you shall be treated for purposes of this Section as if the termination of your employment with the Company is the result of Disability, death, involuntary termination for Cause, or termination by the Company for reasons other than Cause or by you for Good Reason within 24 months following a Change in Control, as applicable.

(B)
the termination of your employment with the Company is the result of involuntary termination without Cause (except as provided in subsection (e)), you shall be treated for purposes of this Section as if the termination of your employment with the Company is the result of Retirement.

(2)
If your right to a payment is contingent upon your execution of a release of claims, and you fail to execute the release by the date specified in the release or, if earlier, within the timeframe required in order for the payment to be made in a manner that complies with Internal Revenue Code (“Code”) section 409A (if applicable), your right to the payment shall be forfeited.

5.
Non-Solicitation.[1] You agree that you shall not, during the term of your employment by the Company and for eighteen (18) months after the date of the termination of your employment with the Company, regardless of the reason for the termination, either directly or indirectly, solicit, take away or attempt to solicit or take away any employee of the Company, either for your own purpose or for any other person or entity. You further agree that you shall not, during the term of your employment by the Company or at any time thereafter, use or disclose Confidential Information (as defined in Section 6 below) except as directed by, and in furtherance of the business purposes of, the Company. You

____________________
1 The non-solicitation and confidentiality covenants set forth in Section 5 are indicative. The specific provisions may differ in various international jurisdictions.

acknowledge (i) that the non-solicitation provision set forth in this Section 5 is essential for the proper protection of the business of the Company; (ii) that it is essential to the protection of the Company's goodwill and to the maintenance of the Company's competitive position that any Confidential Information be kept secret and not disclosed to others; and (iii) that the breach or threatened breach of this Section 5 will result in irreparable injury to the Company for which there is no adequate remedy at law because, among other things, it is not readily susceptible of proof as to the monetary damages that would result to the Company. You consent to the issuance of any restraining order or preliminary restraining order or injunction with respect to any conduct by you that is directly or indirectly a breach or a threatened breach of this Section 5. Any breach by you of the provisions of this Section 5 will, at the option of the Company (in its sole discretion) and in addition to all other rights and remedies available to the Company at law, in equity or under this Agreement, result in the forfeiture of all of your rights in any RSUs that remain unvested as of the date of such breach.

6.	Non-Competition/Confidential Information.[2] As used in this Section 6, the following terms shall have the respective indicated meanings:

“Affiliated Company or Companies” means any person, corporation, limited liability company, partnership, or other entity controlling, controlled by or under common control with the Company.

“Confidential Information” means technical or business information about or relating to the Company and/or its products, processes, methods, engineering, technology, purchasing, marketing, selling, and services not readily available to the public or generally known in the trade, including but not limited to: inventions; ideas; improvements; discoveries; developments; formulations; ingredients; recipes; specifications; designs; standards; financial data; sales, marketing and distribution plans, techniques and strategies; customer and supplier information; equipment; mechanisms; manufacturing plans; processing and packaging techniques; trade secrets and other confidential information, knowledge, data and know-how of the Company, whether or not they originated with you or information which the Company received from third parties under an obligation of confidentiality.

“Conflicting Product” means any product or process of any person or organization, other than the Company, in existence or under development, (i) that competes with a product or process of the Company upon or with which you shall have worked during the two years prior to the termination of your employment with the Company or (ii) whose use or marketability could be enhanced by application to it of Confidential Information acquired by you in connection with your employment by the Company during such two-year period. For purposes of this definition, it shall be conclusively presumed that you have knowledge of information to which you have been directly exposed through actual receipt or review of memoranda or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.

“Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or the development, production, marketing, or selling of, or the use in production, marketing, or sale of, a Conflicting Product.

____________________
2 The non-competition covenant set forth in Section 6 is indicative. The specific provisions may differ in various international jurisdictions.

In partial consideration for the RSUs granted to you hereunder, you agree that, for a period of eighteen (18) months after the date of the termination of your employment with the Company, you shall not render services, directly or indirectly, as a director, officer, employee, agent, consultant or otherwise to any Conflicting Organization in any geographic area or territory in which such Conflicting Organization is engaged in or about to become engaged in the research on or the development, production, marketing, or sale of, or the use in production, marketing, or sale of, a Conflicting Product. The foregoing limitation does not apply to a Conflicting Organization whose business is diversified and that, as to that part of its business to which you render services, is not engaged in the development, production, marketing, use or, sale of a Conflicting Product, provided that the Company shall receive separate written assurances satisfactory to the Company from you and the Conflicting Organization that you shall not render services during such period with respect to a Conflicting Product or directly or indirectly provide or reveal Confidential Information to such organization.

You acknowledge and agree that the non-competitive restrictions set forth in this Section 6 are reasonable and necessary to protect the goodwill and legitimate business interests of the Company and to prevent the disclosure of the Company's Confidential Information and trade secrets and, further, that you have the business experience and abilities such that you would be able to obtain employment in a business other than with a Conflicting Organization.

Any breach by you of the provisions of this Section 6 will, at the option of the Company (in its sole discretion), and in addition to all other rights and remedies available to the Company at law, in equity, or under this Agreement, result in the forfeiture of all of your rights in any RSUs that remain unvested as of the date of such breach.

In addition to the remedies stated in the preceding paragraph, the Company shall, if it shall so elect, be entitled to institute legal proceedings to obtain damages for a breach by you of this Section 6, or to enforce the specific performance of the Agreement by you and to enjoin you from any further violation of this Section 6, or to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. You acknowledge, however, that the remedies at law for any breach by you of the provisions of this Section 6 may be inadequate and that the Company shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damages by reason of such breach or threatened breach and, to the extent permitted by applicable law, a temporary restraining order (or similar procedural device) may be granted immediately upon the commencement of such action.

You agree that if any of the provisions herein shall for any reason be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration, or geography, such provision shall be limited or reduced so as to be enforceable to the extent compatible with existing law.

7.
Dividend Equivalents. An amount equal to the dividends payable on the shares of Common Stock represented by your unvested RSUs will be accrued as of each quarterly period dividend payment record date and will be credited to your RSU account and distributed upon vesting of such RSUs, subject to forfeiture of unvested RSUs and undistributed cash dividend equivalents accrued on such unvested RSUs due to failure to achieve the Performance Goal or as described in Sections 4, 5 and 6. These payments will be calculated based upon the number of such vesting RSUs that were in your account as of each quarterly period dividend record date prior to vesting. These payments will be reported as income to the applicable taxing authorities, and federal, state, local and/or foreign income and/or any employment taxes will be withheld from such payments as and to the extent required by applicable law.

8.
Distribution. All RSU distributions will be made in the form of actual shares of Common Stock and will be distributed to you as soon as administratively practicable after one of the following dates (each, a “Distribution Date”):

(a)
Default Distribution Date.    Shares of Common Stock representing your RSUs will be distributed to you on the date the RSUs vest, or, if such date is not a business day, on the next business day, unless the Distribution Date is automatically deferred as provided in subsection (b) below.

(b)
Separation of Service of Specified Employee. If your distribution is on account of your “separation from service” as defined in Code section 409A and the regulations thereunder, and if you are a “specified employee,” as defined in Code section 409A(a)(2)(B)(i) on your Distribution Date, and your distribution constitutes the “deferral of compensation” as defined in Code section 409A and the regulations thereunder, your distribution will be automatically deferred until the date that is six (6) months after your “separation from service,” regardless of your default Distribution Date. This paragraph (b) shall apply only to distributions that are triggered by your “separation from service” and which would otherwise be payable within the six-month period following your “separation from service.”

Subject to Section 8(b), certificates representing the distributed shares of Common Stock will be delivered to the firm maintaining your account as soon as practicable after a Distribution Date occurs. Notwithstanding the foregoing, and subject to Section 8(b), all vested RSUs will be distributed to you at the close of business on the day following the last day of your employment with the Company, or as soon as administratively practicable thereafter, if you terminate employment with the Company for any reason.

9.
Taxes.[3] Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account, or other tax-related withholding (collectively, “Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of RSUs, including the grant and vesting of RSUs, subsequent delivery of shares and/or cash related to such RSUs or the subsequent sale of any shares acquired pursuant to such RSUs and receipt of any dividend equivalent payments (if any) and (ii) do not commit to structure the terms or any aspect of this grant of RSUs to reduce or eliminate your liability for Tax-Related Items. You shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your receipt of RSUs or of shares pursuant to RSUs that cannot be satisfied by the means described below. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company may refuse to deliver the shares if you fail to comply with your obligations in connection with the Tax-Related Items.

____________________
3 The tax provisions set forth in Section 9 are indicative. The specific provisions may differ in various international jurisdictions.

Prior to the taxable or tax withholding event, as applicable, you shall pay, or make adequate arrangements satisfactory to the Company or to the Employer to satisfy, all Tax-Related Items. In this regard, you authorize the Company or Employer to withhold all applicable Tax-Related Items legally payable by you by (1) withholding a number of shares otherwise deliverable equal to the Retained Share Amount (as defined below and which shall be the standard method of withholding), (2) withholding from your wages or other cash compensation paid by the Company and/or Employer; and/or (3) withholding from proceeds of the sale of shares acquired upon settlement of the RSUs, either through a voluntary sale or through a sale arranged by the Company (on your behalf pursuant to this authorization), to the extent permitted by the Plan administrator. The “Retained Share Amount” shall mean a number of shares equal to the quotient of the minimum statutory tax withholding obligation of the Company triggered by the RSUs on the relevant date, divided by the Fair Market Value of one share on the relevant date or as otherwise provided in the Plan. If the obligation for Tax-Related Items is satisfied by withholding a number of shares as described herein, you understand that you will be deemed to have been issued the full number of shares subject to the settled RSUs, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items due as a result of the settlement of the RSUs.

You acknowledge and understand that you should consult a tax adviser regarding your tax obligations prior to such settlement or disposition.

10.
Non-Transferability.    Your RSUs may not be sold, transferred, pledged, assigned or otherwise encumbered except by will or the laws of descent and distribution. You may also designate a beneficiary(ies) in the event that you die before a Distribution Date occurs, who shall succeed to all your rights and obligations under this Agreement and the Plan. If you do not designate a beneficiary, your RSUs will pass to the person or persons entitled to receive them under your will. If you shall have failed to make a testamentary disposition of your RSUs in your will or shall have died intestate, your RSUs will pass to the legal representative or representatives of your estate.

11.
Employment Rights.    You acknowledge and agree that nothing in this Agreement or the Plan shall confer upon you any right with respect to future awards or continuation of your employment, nor shall it constitute an employment agreement or interfere in any way with your right or the right of Company to terminate your employment at any time, with or without cause, and with or without notice, subject to the terms of any written employment contract that you may have with the Company that is signed by both you and an authorized representative of the Company.

12.
Collection and Use of Personal Data.[4] You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer and the Company for the exclusive purpose of implementing, administering, and managing your participation in the Plan. You understand that the Company and the Employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or any other entitlement to shares awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor

____________________
4 The provisions set forth in Section 12 are indicative. The specific provisions may differ in various international jurisdictions.

for the purpose of implementing, managing and administering the Plan (collectively, “Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration, and management of the Plan, that these recipients may be located in your country or elsewhere, including outside the European Economic Area, and that the recipient country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the General Counsel or Secretary of the Company. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any shares acquired under the Plan. You understand that the Data will be held only as long as is necessary to implement, administer, and manage participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein, in any case without cost, by contacting the General Counsel or Secretary of the Company in writing. You understand that refusing or withdrawing consent may affect your ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, you understand that you may contact the Plan administrator at the Company.

13.
Future Awards. The Plan is discretionary in nature and the Company may modify, cancel or terminate it at any time without prior notice in accordance with the terms of the Plan. While RSUs or other awards may be granted under the Plan on one or more occasions or even on a regular schedule, each grant is a one-time event, is not an entitlement to an award of RSUs in the future, and does not create any contractual or other right to receive an award of RSUs, compensation or benefits in lieu of RSUs, or any other compensation or benefits in the future.

14.	Acknowledgment and Waiver. By accepting this grant of RSUs, you acknowledge and agree that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement;

(b)
the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of shares or RSUs, or benefits in lieu of shares or RSUs, even if shares or RSUs have been granted repeatedly in the past;

(c)	all decisions with respect to future grants, if any, will be at the sole discretion of the Company;

(d)	you are participating voluntarily in the Plan;

(e)
RSU grants and resulting benefits are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and are outside the scope of your employment contract, if any;

(f)
RSU grants and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments to the extent permitted by law;

(g)
in the event that you are not an employee of the Company, this grant of RSUs will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this grant of RSUs will not be interpreted to form an employment contract with the Employer or any Subsidiary of the Company;

(h)	the future value of the shares is unknown, may increase or decrease from the date of grant or vesting of the RSU, and cannot be predicted with certainty; and

(i)
in consideration of this grant of RSUs, no claim or entitlement to compensation or damages shall arise from termination of this grant of RSUs or diminution in value of this grant of RSUs resulting from termination of your employment by the Company or the Employer (for any reason whatsoever) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, you shall be deemed irrevocably to have waived any entitlement to pursue such claim.

15.
Compliance with Stock Ownership Guidelines. All RSUs granted to you under this Agreement shall be counted as shares of Common Stock that are owned by you for purposes of satisfying the minimum share requirements under the Company's Stock Ownership Guidelines (“SOG”), except if the Performance Goal set forth in Paragraph 3 is not achieved, after which time they will no longer be counted. Notwithstanding the foregoing, you acknowledge and agree that, with the exception of the number of shares of Common Stock withheld to satisfy income tax withholding requirements pursuant to Section 9 above, 75% of the shares of Common Stock represented by the RSUs granted to you hereunder cannot be sold or otherwise transferred, even after the Distribution Date, unless and until you have met the Company's SOG's minimum share ownership requirements. The MDCC may not approve additional RSU awards to you unless you are in compliance with the terms of this Section 15 and the applicable SOG requirements.

16.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

17.
United States Internal Revenue Code Section 409A. It is intended that RSUs granted to you under this Agreement will not be taxable under Code section 409A, if applicable. Accordingly, this Agreement shall be interpreted and administered, to the extent possible, in a manner that does not result in a “plan failure” (within the meaning of Code section 409A(a)(1)). This Agreement is designed to comply with Code section 409A (without incurring penalties). In the event of an inconsistency between the terms of this Agreement and Code section 409A, the terms of Code section 409A shall control.

This RSU Award is subject to your on-line acceptance of the terms and conditions of this Agreement through the Fidelity website.

H. J. HEINZ COMPANY

By:    /s/ William R. Johnson
William R. Johnson
Chairman of the Board, President and
Chief Executive Officer

Accepted:    Signed electronically

Date:        Acceptance Date